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EXHIBIT 23.3

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

        Precision Optics Corporation, Inc. (the "Company") was unable after reasonable efforts to obtain the written consent of Arthur Andersen LLP ("Andersen"), the Company's former independent auditors, to incorporate by reference the report of Andersen, dated July 24, 2001, on the financial statements of the Company for the fiscal year ended June 30, 2001. Such report is incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the year ended June 30, 2003, as required by Section 7 of the Securities Act of 1933, as amended (the "Securities Act"). However, Rule 437a of the Securities Act permits the Company to dispense with the requirement to file the written consent of Andersen. As a result, Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you may not be able to assert a claim against Andersen under Section 11(a) of the Securities Act.

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NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP